Exhibit 99.1
Contact:
Gary J. Fuges, CFA
ValueClick, Inc.
1.818.575.4677

VALUECLICK ACQUIRES GREYSTRIPE

Acquisition Provides Immediate Scale in the $1.1 Billion U.S. Mobile Advertising Market
Company Announces Preliminary First Quarter Financial Results

Westlake Village, CA - April 25, 2011 - ValueClick, Inc. (Nasdaq: VCLK) today announced the acquisition of Greystripe, Inc., a leading brand-focused mobile advertising network. The acquisition will provide ValueClick immediate scale in the U.S. mobile advertising market, a $1.1 billion market that is expected to nearly double by 20131.

Greystripe's proprietary advertising platform serves billions of rich media impressions to over 30 million users of touch-driven devices through more than 3,500 application titles and mobile websites across all major mobile platforms. Greystripe has built strong relationships with Fortune 500 advertisers across key brand advertising verticals, including retail, consumer products (CPG), entertainment, technology, and automotive. Greystripe is headquartered in San Francisco and has offices in New York, Chicago, Los Angeles, Detroit, and Seattle.

“Greystripe accelerates ValueClick's move 'up the marketing funnel' with brand advertisers and gives ValueClick Media immediate scale and expertise in the large and fast-growing mobile ad market,” said Jim Zarley, chief executive officer of ValueClick. “We see great traffic and revenue synergies between ValueClick and Greystripe, and we're looking forward to working closely with the Greystripe team to take full advantage of the opportunities that this combination offers.”

“All of us at Greystripe are proud of our accomplishments, and joining ValueClick positions us to accelerate our rapid growth in mobile brand advertising,” said Michael Chang, chief executive officer of Greystripe. “We are thrilled to continue to serve our major brand clients as a mobile rich media leader while leveraging ValueClick's breadth and depth in online marketing.”

Under the terms of the transaction, ValueClick has acquired Greystripe for approximately $70 million in cash. Greystripe's management team and employee base have been retained by ValueClick, and the business will be run as a wholly-owned subsidiary within ValueClick Media. For the remainder of 2011, Greystripe is expected to contribute to ValueClick's consolidated results approximately $24-$26 million in revenue and $2-$3 million in adjusted-EBITDA2 . ValueClick anticipates that Greystripe will be accretive on an adjusted-EBITDA multiple-basis in 2012. Montgomery & Co. acted as financial advisor to Greystripe. Steamboat Ventures, Monitor Ventures, Peacock Equity, and Incubic Venture Capital were investors in Greystripe.

1 Source: eMarketer.

2 Adjusted-EBITDA is defined as GAAP (Generally Accepted Accounting Principles) net income from continuing operations before interest, income taxes, depreciation, amortization, and stock-based compensation expenses. Please see the attached schedule for a reconciliation of

GAAP net income to adjusted-EBITDA, and a discussion of why the Company believes adjusted-EBITDA is a useful financial measure to investors and how Company management uses this financial measure.

ValueClick Announces Preliminary First Quarter Financial Results
ValueClick today also announced preliminary results for the first quarter ended March 31, 2011; the Company generated first quarter revenue of $116.5 million and adjusted-EBITDA of $35.1 million, which exceeded the high-end of the guidance ranges management provided on February 15, 2011. Year-over-year revenue growth in the Company's Affiliate Marketing, Media, and Owned & Operated Websites segments was above the previously-issued guidance ranges, while year-over-year revenue growth in the Company's Technology segment was in-line with the previously issued guidance range. The results of operations of Greystripe are not included in the Company's first quarter results, but will be included in the Company's second quarter results beginning on the date of acquisition.

The Company has not yet fully completed certain quarter-end accounting procedures, including but not limited to the completion of its income tax provision. As such, figures released today are preliminary.

ValueClick will host a conference call and announce final first quarter financial results and second quarter guidance on Tuesday, May 3, as previously announced. The Company will also provide more detail on the Greystripe acquisition during the call.

ValueClick Announces Stock Repurchases
ValueClick today also announced that it repurchased approximately 2.2 million shares of its common stock in the first quarter of 2011 and an additional 0.4 million shares in April 2011, for an aggregate cost of $37.7 million. As of today, ValueClick has $62.3 million remaining authorization under its stock repurchase program.

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world's largest integrated online marketing services companies, offering comprehensive and scalable solutions to deliver cost-effective customer acquisition for advertisers and transparent revenue streams for publishers. ValueClick's performance-based solutions allow its customers to reach their potential through multiple online marketing channels, including affiliate marketing, display advertising, ad serving and related technologies, and comparison shopping. ValueClick's brands include Commission Junction, ValueClick Media, Mediaplex, Smarter.com, CouponMountain.com, Investopedia.com, and PriceRunner. For more information, please visit www.valueclick.com.

About Greystripe
Greystripe is the largest brand-focused mobile advertising network in the US by reach. Greystripe delivers the highest engagement and most sophisticated targeting for brand marketers, the maximum revenue for publishers and app developers, and the best ad experience for users. Greystripe's proprietary advertising platform serves billions of rich media impressions to over 30 million users of touch-driven devices through more than 3,500 application titles and mobile websites across all major mobile platforms.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, and the risk that legislation and governmental regulation could negatively impact the Company's performance. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 28, 2011; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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